SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM 8-K

                              CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                    Securities and Exchange Act of 1954

          Date of Report:  (Date of earliest event reported):
             July 7, 1995  (July 5, 1995)




                    EXCALIBUR TECHNOLOGIES CORPORATION
                 (Exact name of issuer as specified in its
                                 charter)

           Delaware                 0-9747           85-0278207
(State or other jurisdiction of   (Commission     (I.R.S. Employer
incorporation or organization)   File Number)   Identification No.)


      9255 Towne Centre Drive, 9th Floor, San Diego, California 92121
     (Address of principle executive offices)              (Zip Code)


            Registrant's telephone number, including area code:
                               619-625-7900



                        CURRENT REPORT ON FORM 8-K

                    Excalibur Technologies Corporation



Item 5.  Other Events.



     On July 5, 1995 Excalibur Technologies Corporation ("Excalibur") entered into an agreement to acquire all of the outstanding shares of stock and options to acquire shares of ConQuest Software, Inc. ("ConQuest"), a private company located in Columbia, Maryland engaged in the business of providing natural language text management software tools. The agreement provides that Excalibur will issue to the former ConQuest shareholders and optionholders approximately 1,400,000 restricted shares of Excalibur common stock and options to acquire approximately 570,000 restricted shares of Excalibur common stock. ConQuest provides real-time profiling and retrieval engines, full Boolean, statistical and heuristic search technologies with natural language based query functionality in a scaleable distributed software architecture, semantic network knowledge bases, and a complete set of application development tools to publishers, vendors and information end-users. During the year ended December 31, 1994 ConQuest generated approximately $1.8 million in revenue, and had expenses of approximately $4.4 million. The transaction is subject to approval by ConQuest's shareholders and an opinion letter from Arthur Andersen, LLP stating that Excalibur will be able to account for the transaction as a pooling of interests.



Item 7.  Financial Statements and Exhibits.

     (c)  Exhibits.

          99.01          Press Release, dated July 6, 1995, of the Company.

                                SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                           EXCALIBUR TECHNOLOGIES CORPORATION


July 7, 1995               By: /s/J.M. Kennedy
                              J.M. Kennedy
                              Chief Executive Officer,
                              and Treasurer